                                                                    Exhibit 23.0

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Registration Statement No. 33-83516 of Martin Marietta Materials, Inc. on Form S-8 pertaining to the Martin Marietta Materials, Inc. Omnibus Securities Award Plan and in the Registration Statement No. 33-99082 of Martin Marietta Materials, Inc. on Form S-3 pertaining to the Martin Marietta Materials, Inc. shelf registration, of our report dated June 6, 1997, with respect to the consolidated financial statements of American Aggregates Corporation and subsidiary for the years ended March 31, 1997 and 1996, appearing in this Current Report on Form 8-K/A of Martin Marietta Materials, Inc. dated May 28, 1997, to be filed with the Securities and Exchange Commission on August 4, 1997.



                                        DELOITTE & TOUCHE LLP





Dayton, Ohio
July 31, 1997





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